Exhibit 10.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of June 15, 2010 (this “Agreement”), between Yosef A. Maiman, an individual (“Seller”) and Gadot Chemicals Tankers & Terminals Ltd., an Israeli private company limited by shares (“Buyer”), and a wholly owned subsidiary of Ampal-American Israel Corporation, a New York corporation (“Ampal”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, Seller owns 563,000 ordinary shares, par value 0.0001 NIS per share (“Ordinary Shares”) and 760,000 ordinary (class) A shares, par value 0. 001 NIS per share (“Class A Shares” and, together with the Ordinary Shares, the “Shares”), of Merhav Agro Ltd., an Israeli private company limited by shares (Reg. No. 510186497) (the “Company”), constituting 100% of the issued and outstanding capital stock of the Company on a fully-diluted basis;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Shares at the Closing (as defined in Section 1.02); and

WHEREAS, Seller is the controlling stockholder of Ampal.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I

TERMS OF PURCHASE AND SALE

1.01.           Sale of the Shares.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.02), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, for the Purchase Price specified in Section 1.03, subject to adjustment pursuant to Section 1.04.  The Closing shall be effective as of the opening of business on the Closing Date.

1.02.           The Closing.  Unless this Agreement shall have been terminated in accordance with Section 8.01, the closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of the Buyer, 10 Abba Eban St., Herzliya, Israel 46733 at 10:00 a.m. on July 1, 2010 (the “Closing Date”), and in the event the condition detailed under Sections 6.10 and 7.05 hereunder (the "IAA Condition") is not fulfilled by that date, the Closing Date shall be postponed to the date which is the third business day after the satisfaction of the IAA Condition.

1.03.           Purchase Price; Payment.  At the Closing, the Buyer shall pay to Seller and/or to Seller's order (in whole or in parts) an amount of 108,000,000 NIS (the “Purchase Price”), subject to adjustment pursuant to Section 1.04 below. The Purchase Price, as may be adjusted pursuant to Section 1.04 below, shall be paid by wire transfer of immediately available funds to an account and/or accounts at the bank or banks as specified by Seller in writing at least two business days prior to the Closing Date.

1.04.           Closing Date Working Capital.  On the Closing Date, Seller shall prepare, or cause to be prepared, and deliver to Buyer a provisional balance sheet of the Company as of the Closing Date (the “Provisional Closing Balance Sheet”).  Such Provisional Closing Balance Sheet shall be accompanied by a statement (the “Provisional Closing Statement”) calculating (a) the Net Working Capital of the Company as of the Closing Date (the “Provisional  Net Working Capital”) in accordance with the procedure shown on Section 1.04 of the Disclosure Letter annexed hereto (the “Disclosure Letter”) and in a manner consistent with past practice of the Company and in accordance with GAAP (as defined below), together with supporting schedules setting forth in reasonable detail all items of Provisional Net Working Capital therein, (b) the negative difference, if any (the “Net Working Capital Adjustment”), between the Provisional Net Working Capital and 20,000,000 NIS (the “Target Net Working Capital”), (c) the Net Indebtedness of the Company as of the Closing Date (the “Provisional Net Indebtedness”) in accordance with the procedure shown on Section 1.04 of the Disclosure Letter and in a manner consistent with past practice of the Company and in accordance with GAAP (as defined below), together with supporting schedules setting forth in reasonable detail all items of Provisional Net Indebtedness therein and (d) the difference (the “Net Indebtedness Adjustment”) between the Provisional Net Indebtedness and 26,000,000 NIS (the “Target Net Indebtedness”).  Seller shall give Buyer and its representatives prior to the Closing Date reasonable access to the books and records and to the appropriate personnel of the Company for purposes of confirming the Provisional Closing Statement.  Any Net Working Capital Adjustment and any Net Indebtedness Adjustment shall be applied in adjustment (i.e., with respect to any Net Working Capital Adjustment, a decrease, and with respect to any Net Indebtedness Adjustment, an increase if negative or a decrease if positive) of the Purchase Price otherwise payable by Buyer at Closing (the Purchase Price as so adjusted pursuant to this Section 1.04, the “Closing Purchase Price”).  For the avoidance of doubt, if the difference between the Provisional Net Working Capital and the Target Net Working Capital is positive, there shall be no Net Working Capital Adjustment.

        1.05.          Post-Closing Working Capital Adjustment.

 (a)           Promptly after the Closing Date, and in any event not later than 30 calendar days following the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”). Such Closing Balance Sheet shall be accompanied by a statement (the “Net Closing Statement”) calculating (i) the Net Working Capital of the Company as of the Closing Date (the “Closing Net Working Capital”)calculated in accordance with the procedure shown on Section 1.04 of the Disclosure Letter and all in a manner consistent with past practice of the Company and in accordance with GAAP, together with supporting schedules setting forth in reasonable detail all items of Closing Net Working Capital therein and (ii) the Net Indebtedness of the Company as of the Closing Date (the “Closing Net Indebtedness”) calculated in accordance with the procedure shown on Section 1.04 of the Disclosure Letter and all in a manner consistent with past practice of the Company and in accordance with GAAP, together with supporting schedules setting forth in reasonable detail all items of Closing Net Indebtedness therein.

 (b)           Buyer shall permit Seller and his representatives to review promptly upon request all accounting records, work papers and computations used by Buyer in the preparation of such Closing Balance Sheet and the computation of the Closing Net Working Capita and the Closing Net Indebtedness.  If Seller disputes the Closing Net Working Capital and/or the Closing Net Indebtedness as calculated by Buyer, not more than 20 days after the date the Seller receives Buyer’s calculation thereof, Seller shall deliver to Buyer a Notice of Dispute, specifying in reasonable detail the points of disagreement.  To be assertable in the Notice of Dispute, an objection by Seller (i) (A) with respect to any individual item on the Closing Balance Sheet must assert that such Closing Balance Sheet was not prepared in accordance with GAAP or the terms of Section 1.04 of the Disclosure Letter with respect to such item or (B) must assert that such Closing Balance Sheet has omitted an item which should have been included on the Closing Balance Sheet in accordance with GAAP or the terms of Section 1.04 of the Disclosure Letter, and (ii) must relate to an adjustment in any single item on the Closing Balance Sheet in an amount equal to or greater than 1,000,000 NIS, or 2,000,000 NIS for all items in the aggregate.  Seller hereby waives the right to assert any objection with respect to the Closing Balance Sheet that is not asserted in the Notice of Dispute delivered to Buyer by Seller within 20 days after the delivery of the Closing Balance Sheet.  If Seller fails to deliver a Notice of Dispute within such 20 day period, Seller shall be deemed to have accepted the Closing Balance Sheet prepared by Buyer.

 (c)           Upon receipt of a Notice of Dispute, Buyer shall promptly consult with Seller in good faith with respect to their specified points of disagreement in an effort to resolve the dispute.  If any such dispute cannot be resolved by Buyer and Seller within 30 days after Buyer receives the Notice of Dispute, the parties shall refer the dispute to be heard in front of a single arbiter appointed by and under the rules of the Arbitration Institute of the Israeli Bar Association (respectively, the "Arbiter" and the "Arbitration"). This section constitutes a binding arbitratuion agreement accorduing to the provisions of the Israeli Arbitration Law – 1968, and the provisions of said law as well as the bylaws issued pursuant thereto shall apply in respect of the Abrbitration. For purposes of such arbitration, Seller and Buyer shall submit a proposed calculation of the Net Working Capital and Net Indebtedness.  The Arbiter shall apply the terms of Section 1.04 of the Disclosure Letter, and shall otherwise conduct the arbitration under such procedures as the parties may agree or, failing such agreement, under then prevailing rules of the Arbitration Institute of the Israeli Bar Association.  The fees and expenses of the arbitration and the Arbiter incurred in connection with the calculation of the Net Working Capital and the Net Indebtedness shall be allocated between the parties by the Arbiter.  All determinations by the Arbiter shall be final, conclusive and binding with respect to the calculation of the Net Working Capital the Net Indebtedness and the allocation of arbitration fees and expenses, in the absence of fraud or manifest error.

 (d)           The Purchase Price shall be adjusted as follows, based on the Closing Net Working Capital and the Closing Net Indebtedness set forth on the Closing Balance Sheet finally determined under this Section 1.05:  (i) the Purchase Price shall be decreased by the amount, if any, by which the Closing Net Working Capital is less than the Target Net Working Capital and (ii)(A) increased by the amount by which the Closing Net Indebtedness is less than the Target Net Indebtedness or (B) decreased by the amount by which the Closing Net Indebtedness is greater than the Target Net Indebtedness (the Purchase Price so adjusted pursuant to this Section 1.05(d), the “Final Purchase Price”).  If the Closing Purchase Price exceeds the Final Purchase Price, then Seller shall pay to Buyer the amount of such excess.  If the Final Purchase Price exceeds the Closing Purchase Price, then Buyer shall pay Seller the amount of such excess.  Any payment so required to be made by Seller or Buyer shall be by transfer of immediately available funds not more than five business days after final determination thereof.  For the avoidance of doubt, if the Closing Net Working Capital is more than the Target Net Working Capital, there shall be no adjustment to the Purchase Price pursuant to clause (i) of this Section 1.05(d).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represent and warrant to Buyer on the date hereof and on the Closing Date:

2.01.           Corporate Power and Authority of the Company.  The Company is a private company limited by shares duly organized and validly existing under the laws of Israel, and has all requisite corporate power and authority to carry on the business in which it is now engaged and to own, lease and use the properties now owned, leased and used by it.  The Company and each Subsidiary is duly qualified to do business and is in good standing (in such jurisdictions where entities can be in good standing) under the laws of (i) each jurisdiction in which it owns or leases real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification and where a failure to be so qualified would have a material adverse effect on the business, financial condition, prospects, capitalization, assets, liabilities, operations, financial performance, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (a “Material Adverse Effect”).  True and complete copies of the organizational documents of the Company and each Subsidiary have previously been delivered or made available to Buyer.  For purposes of this Agreement, “Subsidiary” means any Person (i) of whom fifty percent (50%) or more of the outstanding voting securities of such Person are owned directly by the Company, (ii) for whom the Company possesses directly the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (iii) whom is consolidated in the Financial Statements of the Company.

2.02.           Capitalization of the Shares.  a)  Seller owns 563,000 Ordinary Shares and 760,000 Class A Shares of the Company, constituting 100% of all of the issued and outstanding capital stock of the Company on a fully-diluted basis.  The authorized capital stock of the Company consists of 563,000 Ordinary Shares and 760,000 Class A Shares, of which 563,000 Ordinary Shares and 760,000 Class A Shares are issued and outstanding.  All of the issued and outstanding Shares of the Company have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Shares are held by the Company as treasury stock.  There are outstanding no securities convertible into, exchangeable for, or carrying the right to acquire, any capital stock of the Company, or subscriptions, warrants, options, calls, rights (pre-emptive or other) or other arrangements or commitments obligating the Company to issue or dispose of any of its capital stock or any ownership interest therein.

 (b)           As of the date hereof, Seller is the record and beneficial owner of the Shares, free and clear of any and all liens, security interests, pledges, charges, mortgages, rights of first refusal, options, proxies, agreements, claims, voting trusts or other encumbrances (“Encumbrances”), except as set forth on Section 2.02(b) of the Disclosure Letter.  All of the Shares were issued in accordance with the Company’s organizational documents.  At the Closing, the sale and delivery of the Shares from Seller to Buyer pursuant to Article I hereof will convey to Buyer good and marketable title to the Shares, free and clear of any Encumbrances (including, without limitation, any Encumbrances set forth on Section 2.02(b) of the Disclosure Letter).

2.03.           Subsidiaries.  (a)  Other than as set forth on Section 2.03(a) of the Disclosure Letter, the Company does not own directly or indirectly, any equity securities of any other Person.  For purposes of this Agreement, “Person” means any individual, corporation, joint venture, partnership, limited liability company, trust, unincorporated organization, Governmental Entity or other entity.

 (b)           Section 2.03(b) of the Disclosure Letter sets forth (i) the name of each Subsidiary of the Company, (ii) the jurisdiction in which it is incorporated, (iii) the jurisdictions, if any, in which it has filed the appropriate documentation to qualify to do business, (iv) the number of shares of its authorized capital stock, (v) the number and class of shares thereof duly issued and outstanding, (vi) the names of all shareholders and (vii) the number of shares of capital stock owned by each shareholder.  All of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and all such stock represented as being owned by the Company are owned by it free and clear of any and all Encumbrances.  There are outstanding no securities convertible into, exchangeable for, or carrying the right to acquire, any capital stock of any Subsidiary, or subscriptions, warrants, options, calls, rights (pre-emptive or other) or other arrangements or commitments obligating any Subsidiary hereto to issue or dispose of any of its capital stock or any ownership interest therein.

2.04.           Power and Authority of Seller; Effect of Agreement.  This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, conflict with or violate (i) any provision of law, rule or regulation to which Seller, the Company or its Subsidiaries are subject, (ii) any order, judgment or decree applicable to Seller, the Shares, the Company or its Subsidiaries or binding upon the assets or properties of the Company or its Subsidiaries, or (iii) any provision of the organizational documents of the Company or its Subsidiaries.

2.05.           Financial Statements; Undisclosed Liabilities.  a)  Seller has delivered to Buyer true and correct copies of the audited balance sheet of the Company as of December 31 2009 and the related statements of income and changes in stockholders’ equity and cash flows for the fiscal year ended December 31, 2009, in each case accompanied by the audit report of KPMG (Israel), independent public accountants with respect to the Company (collectively, the “Financial Statements”).  The projections for the future performance of the Company provided to Buyer and its financial advisors were prepared by Seller based on business assumptions reasonably made in good faith as of the date on which they were made, and on the basis of what Seller believes to be reasonable assumptions.

 (b)           The Financial Statements, including the notes thereto, have been prepared in accordance with generally accepted accounting principles of Israel (“GAAP”) consistently followed throughout the periods indicated.  The Financial Statements are correct and complete and fairly present the financial position and the results of operations of the Company as of the respective dates thereof and for the respective periods indicated.  Except as disclosed, reflected or reserved against in the Financial Statements or in the notes thereto, the Company does not have any material liabilities, commitments or obligations (secured or unsecured and whether accrued, absolute, contingent or otherwise and whether due or to become due), other than any liabilities, commitments or obligations incurred after the date of the Financial Statements in the ordinary course of business.  The assets of the Company are fairly valued on the Financial Statements.

2.06.           Absence of Certain Changes.  Since December 31, 2009, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of such businesses, and there has not been any event, fact, violation, circumstances or other matter that has had, or would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

2.07.           Title to Assets.  a)  The Company and its Subsidiaries have good and marketable title to all of the assets and properties which they purport to own (including those reflected on the Financial Statements, except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Financial Statements), free and clear of all Encumbrances, except (i) as set forth in Section 2.07(a) of the Disclosure Letter, and (ii) liens for taxes not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings and for which reserves have been provided in the Financial Statements.

 (b)           Section 2.07(b) of the Disclosure Letter contains a true and correct list of all real property owned, leased, used or occupied by the Company and its Subsidiaries as of the date hereof (collectively, the “Real Property”), which list identifies each such Real Property as being either owned, leased, used or occupied by the Company and its Subsidiaries, as the case may be.

 (c)           All property and assets owned or utilized by the Company and its Subsidiaries are in good operating condition and repair, except for ordinary wear and tear.

2.08.           Commitments.  a)   Section 2.08(a) of the Disclosure Letter sets forth, as of the date hereof and as of the Closing Date, a list of each material contract, agreement, arrangement, or series of related transactions or projects, whether written or oral (including any and all amendments thereto) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, including, without limitation, supply and distribution agreements (collectively, the “Commitments”).

 (b)           The Company and its Subsidiaries are not in material breach of or default under any of the Commitments, nor has any event or omission occurred on the part of the Company or its Subsidiaries which through the passage of time or the giving of notice, or both, would constitute a breach of or default thereunder, give rise to an automatic termination, or the right of discretionary termination, thereof or cause the acceleration of or give rise to the right to accelerate the Company’s obligations thereunder or its Subsidiaries obligations thereunder or result in the creation of any Encumbrance on any of the assets owned, used or occupied by the Company or its Subsidiaries thereunder.  To the knowledge of Seller, no third party is in breach of or default under any Commitment, nor to the knowledge of Seller has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a breach of or default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.  Except as set forth in Section 2.08(b) of the Disclosure Letter, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, conflict with, or result in the breach of, termination of, give rise to any lien or constitute a default under, or require the consent of any other party to, any Commitments to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their assets is bound.  Seller has delivered or made available to Buyer true and correct copies of each of the Commitments, each as amended to date.  For purposes of this Agreement, the phrases “knowledge” or “aware” or words of similar import mean, as to Seller, the actual or imputed knowledge of Seller, after due inquiry.

 (c)           To the knowledge of Seller, no customer who accounts for more than 15% (fifteen percent) of the Company’s sales has notified the Company that it will discontinue its business relationship with the Company.

2.09.           Shareholder Commitments.  As of the date hereof and as of the Closing Date, there are no contracts, agreements or arrangements (whether written or oral) relating to the holding, disposition, voting or registration of any capital stock of the Company or its Subsidiaries or any investment in the Company or its Subsidiaries by the shareholder of the Company or its Subsidiaries or any Person who currently has the right to become a shareholder of the Company or its Subsidiaries (collectively, the “Shareholder Commitments”).

2.10.           Insurance.  a)  Section 2.10(a) of the Disclosure Letter sets forth a complete and accurate list of all policies of fire, liability (including directors and officers liability insurance and error and omissions insurance), product liability, workers compensation, health and other forms of insurance currently in effect with respect to the business and properties of the Company and it Subsidiaries (including, without limitation, any policies issued in the name of Seller), and sets forth any claims made under any such policies.  All such insurance is in full force and effect, and no notice of cancellation or termination, or reduction of coverage or intention to cancel, terminate or reduce coverage, has been received with respect to any policy for such insurance.  Except as set forth in Section 2.10(a) of the Disclosure Letter, the insurance coverage provided by such policies or insurance will not terminate or lapse by reason of the execution of this Agreement or the transactions contemplated by this Agreement and, following the Closing, the Company and its Subsidiaries will continue to be covered to the full extent they are covered as of the date hereof under such policies for events occurring prior to the Closing Date.

 (b)           Except as set forth in Section 2.10(b) of the Disclosure Letter, no such policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof.  Seller has delivered or made available to Buyer true and correct copies of all the insurance policies set forth in Section 2.10(b) of the Disclosure Letter.

2.11.           Litigation.  Section 2.11 of the Disclosure Letter sets forth a list of all claims, lawsuits, actions or proceedings in any court, arbitration proceeding or before any Governmental Entity (“Litigation”) pending or, to the knowledge of Seller, threatened against Seller, the Company or its Subsidiaries.  Except as set forth in Section 2.11 of the Disclosure Letter, the Company and its Subsidiaries are not subject to any outstanding orders, rulings, judgments, writs, injunctions, awards or decrees of any Governmental Entity.  For purposes of this Agreement, “Governmental Entity” means a court, legislature or other agency or instrumentality or political subdivision of federal, state, local or non-U.S. government (including, without limitation, an Israeli Governmental Entity).

2.12.           Compliance with Law; Licenses, Permits.  Section 2.12 of the Disclosure Letter sets forth a list of all permits, licenses and authorizations from all Governmental Entities held or used by the Company and its Subsidiaries in the conduct of their respective businesses, and no other permits, licenses or authorizations from any Governmental Entities are necessary for the conduct of the businesses of the Company and its Subsidiaries as presently conducted.  Neither the Company nor any of its Subsidiaries is in material default or violation of any term, condition or provision of any such permit, license or authorization, and no such permit, license or authorization has been, or, to the knowledge of Seller, is threatened to be, revoked, canceled, suspended or modified.  The Company and its Subsidiaries are in compliance in all material respects with all applicable laws, ordinances, rules, regulations, judgments, decrees and orders (“Laws”) currently in effect.

2.13.           [Intentionally Omitted]

2.14.           Consents.  Except as set forth in Section 2.14 of the Disclosure Letter, no consent, approval or authorization of, or exemption by, or filing with, any Governmental Entity or any third party is required by Seller, the Company or its Subsidiaries to be obtained in connection with the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or the taking by any party hereto of any other action contemplated hereby.

2.15.           Taxes.  a)  Each Tax required to have been paid, or claimed by any Governmental Entity to be payable, by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected on a timely basis, and (to the extent required) each such Tax has been paid to the appropriate Governmental Entity on a timely basis.

 (b)             All Tax Returns required to be filed by or on behalf of the Company with any Governmental Entity (the “Company Returns”) (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in full compliance with all applicable Laws. All amounts shown on the Company Returns to be due, and all amounts otherwise payable in connection with the Company Returns, have been paid.  The Seller has delivered to the Buyer accurate and complete copies of all Company Returns filed since 2006.

 (c)             The Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with Israeli generally accepted accounting principles.  The Company has established, in the ordinary course of business, reserves adequate for the payment of all due Taxes.

 (d)           Each Company Return relating to income Taxes that has been filed with respect to any period ended on or prior to December 31, 2008 has either (i) been examined and audited by all relevant Governmental Entity, or (ii) by virtue of the expiration of the limitation period under applicable Laws, is no longer subject to examination or audit by any Governmental Entity.  Section 2.15(d)(i) of the Disclosure Letter accurately identifies each examination or audit of any Company Return that has ever been conducted. The Company has delivered to the Buyer accurate and complete copies of all audit reports and similar documents relating to Company Returns.  Except as set forth in Section 2.15(d)(ii) of the Disclosure Letter, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

 (e)           To the knowledge of Seller, there are no grounds for the assertion or assessment of any Taxes against the Company.  There is no action or proceeding or unresolved claim for assessment or collection, pending, asserted, or threatened, by, or present or expected dispute with, any Governmental Entity for assessment or collection from the Company  of any Taxes of any nature affecting the Company or its assets or its business.  There are no audits or examinations of any Tax Returns of the Company, pending or threatened.

 (f)           The Company is not liable for Taxes in any jurisdiction in which it does not currently file an income Tax Return. No claim has been made by any taxing authority where the Company does not file Tax Returns such that the Company has been or may be subject to taxation by that Jurisdiction.

 (g)           For the purpose of this Section 2.15:

(i)           "Company" means the Company, its Subsidiaries and any entity in which the Company or its Subsidiaries have an interest.

(ii)           “Tax” or "Taxes" mean any tax under any applicable Law and with respect to any relevant jurisdiction (domestic or foreign) whether state tax, local tax or municipal tax (including any income tax, corporation tax, franchise tax, alternative tax, add-on minimum tax, capital gains tax, land betterment tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, purchase tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), social security payment, levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Entity, or (b) payable pursuant to any tax-sharing agreement or similar contract.

(iii)           “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Government Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

2.16.           Fees.  Neither Seller nor the Company or its Subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

2.17.           Environmental Matters.  a)  Except as set forth in Section 2.17(a) of the Disclosure Letter, the Company and each of its Subsidiaries have never, and currently do not, possess any Environment Permits (as defined below) and no such Environmental Permits are currently required under applicable Environmental Laws (as defined below) to conduct the business of the Company and each of its Subsidiaries.

 (b)           The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, reporting, filing, investigation or remediation under any Environmental Law including any transfer law.

 (c)           To the knowledge of Seller, the Company and its Subsidiaries are not in material breach of any applicable Environmental Laws and are not liable or potentially liable for any response cost or other damages under any applicable Environmental Law.

 (d)           Except as set forth on Section 2.17(d) of the Disclosure Letter, (i) there has been no disposal, spill, discharge or release of any Hazardous Material (as defined below), on, at, under or adjacent to any property presently or formerly owned, leased or operated by the Company or any of its Subsidiaries or any predecessor in interest, (b) there are no Hazardous Materials located in, at, on, under or adjacent to such facility or property, or at any other location, in either case that may require investigation, removal, remedial or corrective action by the Company or any of its Subsidiaries that could result in liabilities, losses, damages or costs to the Company or any of its Subsidiaries under any Environmental Law and (c) there are no underground or aboveground storage tanks or other underground storage receptacles or related piping, or any impoundment or other disposal area, in each case containing Hazardous Materials located on any property currently owned, leased or operated by the Company or any of its Subsidiaries or respective predecessors in interest. .

 (e)           There is currently no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter, or request for information pending or threatened which asserts liability under any Environmental Law against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has ever received any notice or other communication (in writing or otherwise) regarding any actual, alleged or potential liability or of violations under any Environmental Law that remains outstanding and has not been resolved in full, including without limitation, any liability that the Company or any of its Subsidiaries may have retained or assumed by contract or by operation of law, and no event has occurred, and no condition or circumstance exists, that may give rise to, or result in the Company becoming subject to, any such liability or violation.

 (f)           No lien has been recorded against any properties, assets or facilities currently owned, leased or operated by the Company or any of its Subsidiaries under any Environmental Law.

 (g)           For purposes of this Section 2.17:

(i)           “Environmental Law” or “Environmental Laws” means all applicable Israeli and foreign Laws and common law now or previously in effect and regulating, relating to, or imposing liability or standards of conduct concerning the discharge, release, emission, dispersal, spilling, leaking, dumping, migration or disposal of any Hazardous Material, or the generation, handling, treatment, storage, transport or disposal of any Hazardous Material, or otherwise concerning pollution or the protection of the outdoor or indoor environment, or human health and safety.

(ii)           “Environmental Permit” means any permit, license, approval, consent or other authorization by a Governmental Entity pursuant to any Environmental Law.

(iii)           The term “Hazardous Materials” shall mean all hazardous or toxic substances, chemicals, liquids, gases, vaports, fill, soils, wastes and materials, and any pollutants, emissions or contaminants which are toxic or hazardous, including (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive or (c) any pesticide, any polychlorinated biphenyls, any lead-based paint, any chemical, any other substance or material (regardless of physical form) or form of energy that give rise to liability under any Environmental Law, or is regulated or classified by reason of its toxicity, carcinogenicity, corrosivity, reactivity or other characteristic under any Environmental Law.

2.18.           Labor Matters.  a)  Section 2.18(a) of the Disclosure Letter contains a complete and accurate list of the following information for each current employee, and each independent contractor, consultant and agent who is a natural person and each person terminated by the Company during the last two years, including each employee on leave of absence: name, job title, employment location, birth date, date of hiring, citizenship, current compensation paid or payable (including wages, salary, fringe benefits, profit-sharing arrangements and other benefits and payments), sick and vacation leave that is accrued but unused, and service credited for purposes of vesting and eligibility to participate under any Plan.

 (b)           Except as set forth on Section 2.18(b) of the Disclosure Letter, the Company has made all payments and allocations owing to its current and former employees in respect of back wages, bonuses, commissions, severance, recreation, education fund, withholding taxes, pension, provident funds, sales commissions, vacation, sick leave, medical, life, disability and other insurance premiums, car, telephone, travel or other allowances and any other obligations to employees which have accrued prior to the Closing Date.  Except as set forth on Section 2.18(b) of the Disclosure Letter, no current or former employee of the Company has any claim against the Company (whether under any law, agreement or otherwise) on account of any of the foregoing, or on account of any violation of any law, rule or regulation which, in the aggregate for all such claims, exceed 200,000 NIS.  All amounts which the Company is required by law, custom or by agreement to deduct from its employees’ salaries and/or transfer to outside funds or under policies of insurance for such employees’ pension, severance pay, early retirement, life insurance, disability insurance, advanced education fund, bonus or vacation and any other right under law or agreement have been duly paid into the appropriate fund or funds, and the Company does not have any outstanding obligation to make any such provision to any employee.  Except (i) as set forth on Section 2.18(b) of the Disclosure Letter, (ii) for amounts accrued in funds that administer the manager’s insurance on behalf of the Company and (iii) for amounts that do not exceed 1,000,000 NIS in the aggregate for all employees and former employees of the Company,  there are no agreements, arrangements or liabilities for the payment of any severance pay, pensions, allowances, lump sums, prior notice or other benefits on retirement, dismissal, death or termination or during periods of sickness or disablement or any other obligations of the Company deriving from employer-employee relations or from the termination thereof, whether under law, custom or pursuant to an agreement, for the benefit of any employee or former employee of the Company or for the benefit of the dependents of any such person, in effect as of the date hereof.

 (c)           Except as set forth on Section 2.18(c) of the Disclosure Letter, the Company is not nor has ever been a party to or bound by any union contract, collective bargaining agreement or similar contract and it is not and has never been a member of any employers’ organization.  The Company has neither recognized nor received a demand for recognition from any collective bargaining representative with respect to any of its employees. The Company has not been a party to or been threatened with a labor or employment claim, charge or action.

 (d)           The Company has delivered to Buyer accurate and complete copies of all employment agreements, employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.

 (e)           To the knowledge of Seller:  (i) Except as set forth on Section 2.18(e) of the Disclosure Letter no senior employee of the Company currently intends to terminate his or her employment with the Company; (ii) no  employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract (with any Person) that may have an adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company, or (B) the business or operations of the Company.

2.19.         Intellectual Property.

 (a)           Section 2.19 of the Disclosure Letter accurately describes and lists all (i) Intellectual Property owned by the Company and its Subsidiaries and (ii) all Intellectual Property licensed by the Company and its Subsidiaries (collectively, the “Company Intellectual Property”).  Except as set forth on Section 2.19 of the Disclosure Letter:

(i)            The Company and its Subsidiaries are the sole owners of the Company Intellectual Property identified as owned by it, free and clear of all Encumbrances, and all such items are valid and subsisting;

(ii)           The Company Intellectual Property is valid and enforceable and encompasses all proprietary rights necessary to, or used in, their respective businesses as currently conducted or as proposed to be conducted;

(iii)          The Company and its Subsidiaries, and, to the knowledge of Seller, the owners of the Company Intellectual Property licensed to the Company and its Subsidiaries, have taken all actions necessary to maintain and protect the Company Intellectual Property;

(iv)          There has been no claim made or, to the knowledge of Seller, threatened against the Company or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any of the Company Intellectual Property or challenging the Company’s or any of its Subsidiaries’ rights to use or ownership of any of the Company Intellectual Property, and there are no valid grounds for any such claim or challenge;

(v)           No loss of any of the Company Intellectual Property is pending or, to the knowledge of Seller, threatened;

(vi)          The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish the Company’s and its Subsidiaries’ rights in and to any of the Company Intellectual Property;

(vii)         There exists no restriction on the Company’s and its Subsidiaries’ use of the Company Intellectual Property, or on the transfer of any rights of the Company and its Subsidiaries in and to any of the Company Intellectual Property, and the Company has the right to use each item of Company Intellectual Property without obligations to third parties;

(viii)        The conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted and operations of the Company and its Subsidiaries, and the ownership, production, purchase, sale, licensing and use of the Company’s and its Subsidiaries’ products do not contravene, conflict with, violate or infringe upon any Intellectual Property of a third party or the terms of any license with respect thereto, and no proprietary information or trade secret has been misappropriated by the Company and its Subsidiaries from any third party; and

(ix)           The Company Intellectual Property and the products of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted are not subject to a current claim of infringement, interference or unfair competition or other claim and, to the knowledge of Seller, the Company Intellectual Property is not being infringed upon or violated by any third party.

 (b)           For purposes of this Section 2.19:

(i)           “Intellectual Property” means all intellectual property, including all: (A) patents, applications for patents, and rights to apply for patents in any part of the world; (B) copyrights, design rights, topography rights, Internet domain name registrations, and database rights whether registered or unregistered; (C) trademark and service mark applications, registered trademarks and service marks, registered designations of origin, registered designations of geographic origin, refilings, renewals and reissues of the foregoing, unregistered trademarks and service marks, including common law trademarks and service marks, rights to trade dress and company names, in each case with any and all associated goodwill; (D) plant breeders’ rights, including all plant variety protection certificates, and any applications for plant breeders’ rights in any part of the world; and (E)  all rights in respect of any Know How.

(ii)           “Know How” means trade secrets and confidential business information including details of supply arrangements, customer lists and pricing policy; sales targets, sales statistics, market share statistics, marketing surveys and reports; unpatented technical and other information including inventions, discoveries, processes and procedures, ideas, concepts, formulae, notebooks, specifications, procedures for experiments and tests and results of experimentation and testing; information comprised in software and materials; together with all common law or statutory rights protecting the same and any similar or analogous rights to any of the foregoing whether arising or granted under any Laws.

2.20.            Inventory.  The inventory of the Company and its Subsidiaries are of a quality usable in the ordinary course of business, and in amounts usable consistent with past practices, of the Company and the Subsidiaries in all material respects, except for obsolete, damaged, defective or otherwise unsalable items as to which a provision has been made on the books of the Company or its Subsidiaries.

2.21.           Corporate Records.  The corporate minute books and stock record books of the Company and its Subsidiaries have been provided to Buyer and are current and complete and contain, respectively, a true and correct record of all of the corporate actions and stock records of the Company and its Subsidiaries.

2.22.           Disclosure.  Seller has provided Buyer and its advisors (including financial advisors) all the information which Buyer has requested for deciding whether to acquire the Shares and all information which is necessary to enable Buyer to make such a decision.  Seller has not failed to disclose to Buyer and its advisors (including financial advisors) any pending developments or circumstances of which it is aware which are reasonably likely to have a Material Adverse Effect.  No representation or warranty by Seller contained in this Agreement and no information contained in the Disclosure Letter or other instrument furnished or to be furnished to Buyer pursuant hereto or in connection with the transaction contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.  Other than as set forth in the Disclosure Letter, Seller is not aware of any facts or circumstances which would cause the representations and warranties of Seller contained in this Agreement to be untrue or incorrect in any material respect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller on the date hereof and on the Closing Date:

3.01.           Corporate Power and Authority; Effect of Agreement.  Buyer is a private company limited by shares duly organized and validly existing under the laws of Israel, and has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, conflict with or violate (i) any provision of law, rule or regulation to which Buyer is subject, (ii) any order, judgment or decree applicable to Buyer or binding upon the assets or properties of Buyer or (iii) any provision of the organizational documents of Buyer.

3.02.           Consents.  Except as set forth in Section 3.03 of the Disclosure Letter, no consent, approval or authorization of, or exemption by, or filing with, any Governmental Entity or any third party is required by Buyer or Ampal to be obtained in connection with the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or the taking by any party hereto of any other action contemplated hereby.

3.03.           Fees.  Neither Ampal nor Buyer has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

ARTICLE IV

COVENANTS OF SELLER AND BUYER

Each party hereto covenants and agrees with the other party as follows:

4.01.          Cooperation.

 (a)           From and after the date hereof and prior to the Closing, each party will use its best efforts, and will cooperate with the other party, to:  (i) secure all necessary consents, approvals, authorizations, exemptions and waivers from, and make or cause to be made all necessary filings with, any Governmental Entities or third parties as shall be required in order to enable Seller and Buyer to effect the transactions contemplated hereby; (ii) defend any lawsuits or other legal proceedings (whether judicial or administrative) challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed; (iii) fulfill or obtain the fulfillment of all other conditions to Closing; and (iv) otherwise cause the consummation of such transactions in accordance with the terms and conditions hereof.  Without limitation of the foregoing, each party undertakes to file the appropriate merger  notice within 7 days of the date hereof and to submit to the Israeli Anti Trust Authority (the “IAA”) all ancillary documents requested and cooperate with the other party herein and with the IAA in order to facilitate the obtainment of the required transaction approval.

 (b)           From and after the date hereof and prior to the Closing, Seller will use its best efforts to cause to be released any Encumbrances with respect to the Share as set forth on Section 2.02 of the Disclosure Letter, to enable Seller and Buyer to effect the transactions contemplated hereby.

4.02.           Conduct of Business.  (a)  Except as may be otherwise expressly contemplated by this Agreement or except as Buyer may otherwise consent to in writing, from the date hereof and prior to the Closing, Seller, will cause the Company and each Subsidiary to:

(i)            operate its business only in the ordinary course consistent with past practice and in compliance with all applicable laws;

(ii)           use its best efforts to maintain and preserve intact its business organization;

(iii)           use its best efforts to maintain its properties in sufficient operating condition to enable them to operate its business in all material respects in the manner in which the business is currently operated;

(iv)           use its best efforts to continue all material existing insurance policies (or comparable insurance) of or relating to the Company in full force and effect;

(v)           use its best efforts to keep available the services of its present officers, employees and agents, and not enter into any new employment agreements with, or increase the compensation of, any officer or director of the Company or any Subsidiary (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from the Company or any Subsidiary), other than as required by law or by written agreements in effect on or prior to the date hereof with such person, or otherwise amend in any material respect any existing agreements with any such person or use its discretion to amend any  Plan or accelerate the vesting or any payment under any  Plan;

(vi)           use its reasonable efforts to preserve its relationship with its material suppliers, customers, licensors and licensees and others having material business dealings with the Company and its Subsidiaries such that its business will not be materially impaired;

(vii)          not amend any organizational documents of the Company and it Subsidiaries, except as required by law;

(viii)         not sell, assign, voluntarily encumber, grant a security interest in or license with respect to, or dispose of, any of its assets or properties, tangible or intangible or incur any material liabilities (including, without limitation, liabilities with respect to capital leases or guarantees thereof), except for sales and dispositions made or liabilities incurred, including the creation of purchase money security interests, in the ordinary course of business;

(ix)           not declare, set aside or pay any dividends or other distributions in respect of its capital stock;

(x)            not discount or factor receivables or auction or sell assets below cost;

(xi)           not split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock;

(xii)           not issue, deliver, pledge, encumber or sell, or authorize the issuance, delivery, pledge, encumbrance or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other convertible securities, authorize or propose any change in its equity capitalization, or amend any of the financial or other economic terms of such securities or the financial or other economic terms of any agreement to which the Company or any Subsidiary is a party relating to such securities;

(xiii)          not merge or consolidate with any other Person, or acquire any assets or capital stock of any Person, other than acquisitions of assets in the ordinary course of business;

(xiv)          not make or authorize any capital expenditures that are in the aggregate greater than 500,000 NIS from the date of this Agreement through the Closing Date;

(xv)           except as may be required by changes in applicable law or GAAP, change any method, practice or principle of accounting;

(xvi)          not enter into any transaction with any officer or director of the Company or any Subsidiary, other than as provided for in the terms of any agreement in effect on or prior to the date hereof;

(xvii)         not settle or otherwise compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to the Company or any Subsidiary;

(xviii)        not take any action which would adversely affect or delay its ability to obtain any necessary approvals of any Governmental Entity or any third party required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated by this Agreement; and

(xix)           not enter into any material contract, agreement or arrangement and not enter into any agreement to, or the making of any commitment to, take any of the actions prohibited by this Section 4.02.

 (b)           Except as may be otherwise expressly contemplated by this Agreement or except as Buyer may otherwise consent to in writing, from the date hereof and prior to the Closing, Seller shall not consent to the sales of the capital stock of the Company or any Subsidiary by any other shareholders of the Company or any Subsidiary, as applicable.

4.03.           Inspection of Records.  From the date hereof and prior to the Closing, Seller shall (i) allow all designated officers, attorneys, financial advisors, accountants and other representatives of Buyer reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to any commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries, and (ii) make available for inspection by Buyer and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request.  No investigation by Buyer, whether prior to the execution of this Agreement or pursuant to this Section 4.03 shall affect any representation or warranty in this Agreement of Seller or any condition to the obligations of Buyer.

4.04.           Notification of Certain Matters.  From and after the date of this Agreement until the Closing Date, Seller shall promptly notify Buyer of:

 (a)           any change or event, or series of changes or events, having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would be reasonably likely to cause any of the conditions in Article VI, as the case may be, not to be satisfied or to cause the satisfaction thereof to be materially delayed;

 (b)           the receipt of any material notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

 (c)           the receipt of any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated hereby; and

 (d)           any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of Seller, threatened against Seller, the Company or any Subsidiary which seeks to prohibit or prevent consummation of the transactions contemplated hereby;

in each case, to the extent such event or circumstance is or becomes known to Seller; provided, however, that the delivery of any notice pursuant to this Section 4.04 shall not be deemed to be an amendment of this Agreement and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

4.05.           Further Assurances.  At any time or from time to time after the Closing, each party hereto shall execute and deliver any further instruments or documents and take all such further action as such other party may reasonably request in order to effectuate the consummation of the transactions contemplated hereby or as may be necessary or desirable to carry out the purposes of this Agreement or to vest Buyer with full title to all of the Shares.

4.06.           Confidentiality.  Following the Closing, Seller shall keep confidential all information concerning the business, operations, properties, assets and financial affairs of the Company and its Subsidiaries and may disclose such information only upon receipt of prior written consent from Buyer, as required by law, or if such disclosure is required by order of any judicial or administrative authority, provided, however, Seller shall not be required to keep confidential information that (x) is or becomes generally available to the public other than as a result of disclosure by Seller, (y) is or becomes available to Seller, on a nonconfidential basis from a source other than Buyer or (z) Seller, or any of their respective affiliates is required to disclose pursuant to applicable law, rule, regulation or subpoena.  Following the Closing, Buyer shall keep confidential all information concerning the business, operations, properties, assets and financial affairs of Seller, and may disclose such information only upon receipt of prior written consent from Seller, as required by law, or if such disclosure is required by order of any judicial or administrative authority, provided, however, Buyer shall not be required to keep confidential information that (x) is or becomes generally available to the public other than as a result of disclosure by Buyer, (y) is or becomes available to Buyer on a nonconfidential basis from a source other than Seller, or (z) Buyer or any of its respective affiliates is required to disclose pursuant to applicable law, rule, regulation or subpoena.

4.07.           Covenant Not to Compete. For a period of five (5) years following the Closing, Seller will not, and will cause his respective affiliates (other than Ampal and its direct and indirect subsidiaries), not to, (i) directly or indirectly, engage in any business, activity or operation competitive with the current or presently contemplated business of the Company and its Subsidiaries (the “Restricted Business”), (ii) directly or indirectly, induce, solicit, aid or assist any other person to induce or solicit, employees, agents, consultants, representatives, advisors, customers or suppliers of such business to terminate, curtail or otherwise limit their employment or business relationships with the business of the Company or its Subsidiaries or (iii) use the name “Merhav Agro” or any other Patent or Intellectual Property Right or any name similar thereto or any derivation thereof; provided, however, that the restriction set forth in this sentence shall not apply to, and the definition of Restricted Business shall not include, the ownership by Seller of up to 5% of the outstanding equity interests of any publicly traded company, provided that Seller, (A) do not participate in the operation or management of such publicly traded company and (B) shall not transfer to such company any proprietary information exclusive to the Restricted Business of the Company or its Subsidiaries.  Seller hereby acknowledges that damages resulting from the breach of the provisions of this Section 4.07 may be difficult to calculate.  In the event of a breach or threatened breach by Seller of the provisions of this Section 4.07, Buyer shall be entitled to apply to any court of competent jurisdiction for any injunction against such breach, actual or threatened.  Notwithstanding the foregoing, Buyer shall at all times retain its right to recover from Seller, or any other person or entity that may be held liable, its proven damages resulting from such breach.

4.08.           Proceeds From Sale of Ortam Sahar Project Enterprising Ltd.  Buyer acknowledges and agrees that prior to Closing the Company shall pay to the Seller or its designee or declare an interim dividends distribution in the amount of the net value (i.e., after Company tax) of the proceeds received by the Company pursuant to the Stock Purchase Agreement, dated as of June 2, 2010, between the Company and Ortam Pumped Storage (2009) Ltd., pursuant to which the Company sold its interest in Ortam Sahar Project Enterprising Ltd. to Ortam Pumped Storage (2009) Ltd. for an aggregate purchase price of 8,000,000 NIS.  Buyer shall cause the Company to promptly pay such payment or dividends to Seller.

ARTICLE V

TAX MATTERS

5.01.           Taxes Payable.  Any capital gains taxes, income taxes, transfer taxes, stamp duties, filing fees, registration fees, amounts required to be withheld, recordation expenses, escrow fees or other similar taxes, fees, charges, amounts or expenses incurred by the Seller or the Company in connection with the transfer of the Shares to the Buyer shall be borne and paid exclusively by the Seller.  The Seller shall be prepare and timely file (or cause to be prepared and timely filed) any Tax Returns for these Taxes and shall be responsible for all fees and expenses in connection therewith.

5.02.           Withholding.  The Buyer shall, if so required by law as determined by Buyer in its reasonable discretion, be entitled to withhold (or cause to be withheld) from any amounts payable under this Agreement any Taxes that the Buyer determines are required to be withheld, unless the Seller has delivered to Buyer a certificate from an appropriate Governmental Entity indicating that no amounts in respect of Taxes need be withheld.

5.03.           Other Documents.  Without detracting from the liability of the Seller as describe in Section 5.01 above, the Seller shall obtain any certificate or other document (including Tax clearance certificates) from any Government Entity or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Buyer or Seller as a result of the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO BUYER’S OBLIGATIONS

The obligation of Buyer to purchase and pay for the Shares on the Closing Date shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the conditions set forth in this Article VI.

6.01.           Representations and Warranties.  The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties shall be true and correct as of such date).

6.02.           Covenants of Seller.  Seller shall have performed or complied in all material respects with all of their respective undertakings, agreements and covenants contained in this Agreement required to be performed or complied with on or prior to the time of Closing.

6.03.           Seller’s Certificate.  Buyer shall have received a certificate of Seller dated the Closing Date, certifying that the conditions specified in Section 6.01 and Section 6.02 have been fulfilled (the “Seller’s Certificate”).  Buyer’s acceptance of Seller’s Certificate shall not constitute a waiver by Buyer of any of its rights under this Agreement or under applicable securities laws.

6.04.           No Prohibition.  No statute, rule or regulation or injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which prohibits Buyer from consummating the transactions contemplated hereby, and there shall not be any action, suit or proceeding pending or threatened before any court of competent jurisdiction, arbitrator or Governmental Entity wherein an unfavorable injunction, judgment, order, decree, ruling or change would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following the consummation thereof.

6.05.           Consents.  All consents, approvals, authorizations, exemptions and waivers identified on Section 2.14 of the Disclosure Letter shall have been obtained.

6.06.           Encumbrances.  Buyer shall have received from Seller evidence satisfactory to Buyer that all Encumbrances identified on Section 2.02(b) of the Disclosure Letter have been released and the sale and delivery of the Shares from Seller to Buyer pursuant to Article I hereof will convey to Buyer good and marketable title to the Shares, free and clear of any Encumbrances.

6.07.           Delivery of Shares; Books and Records.  Seller shall have

(i)            caused the transfer of the Shares to be entered on the Company’s share register, free and clear of all Encumbrances;

(ii)           delivered to Buyer an executed share transfer deed; and

(iii)          delivered to Buyer all minute books, stock records and other corporate and financial books and records of the Company and its Subsidiaries.

6.08.           Resignation of Officers and Directors.  Buyer shall have received the resignations, effective as of the Closing, of such directors and officers of the Company as are set forth in a written notice provided by Buyer to Seller.

6.09.           Assignment of Previous Purchase Agreement.  Buyer shall have received from Seller an assignment of Seller’s rights (including, without limitation, indemnification rights) under the Stock Purchase Agreement, dated as of September 10, 2008, between Seller and Mr. Arnon Milchan.

6.10.           Israeli Antitrust Filing.  Issuance of the approval of the General Director of the IAA to this transaction.

6.11.           Material Adverse Effect.  No event, fact, violation, breach, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of Material Adverse Effect or other materiality qualifications, or any similar qualifications, in such representations and warranties) has, had or could reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

CONDITIONS TO SELLER’S OBLIGATIONS

The obligation of Seller under this Agreement shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the conditions set forth in this Article VII:

7.01.           Representations, Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties shall be true and correct as of such date).

7.02.           Covenants of Buyer.  Buyer shall have performed or complied in all material respects with all of its undertakings, agreements and covenants contained in this Agreement required to be performed or complied with on or prior to the time of Closing.

7.03.           Certificate.  Seller shall have received a certificate of an executive officer of Buyer, dated the Closing Date, certifying that the conditions specified in Section 7.01 and Section 7.02 have been fulfilled (the “Buyer’s Certificate”).  The acceptance by Seller of Buyer’s Certificate shall not constitute a waiver by Seller of any of their respective rights under this Agreement or under applicable securities laws.

7.04.           No Prohibition.  No statute, rule or regulation or injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which prohibits Seller from consummating the transactions contemplated hereby, and there shall not be any action, suit or proceeding pending or threatened before any court of competent jurisdiction, arbitrator or Governmental Entity wherein an unfavorable injunction, judgment, order, decree, ruling or change would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following the consummation thereof.

7.05.           Israeli Antitrust Filing.  Issuance of the approval of the General Director of the IAA to this transaction.

7.06.           Delivery of Purchase Price.  Buyer shall have delivered the Closing Purchase Price pursuant to the provisions of Section 1.03.

ARTICLE VIII

TERMINATION

8.01.           Termination.  This Agreement may be terminated and the purchase and sale of the Shares may be abandoned as follows:

 (a)           at any time prior to the Closing, by the mutual written consent of Buyer and Seller;

 (b)           by either Buyer or Seller, in each case by written notice to the other, if:

(i)            at any time if the Closing has not occurred on or prior to September 30, 2010; provided that the right to terminate this Agreement under this Section 8.01(b)(i) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; or

(ii)           at any time prior to the Closing Date, an administrative agency or commission or other governmental authority or instrumentality shall have issued a final nonappealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the Closing.

(c)           at any time prior to the Closing Date by Buyer upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement such that the conditions set forth in Article VI shall have become incapable of fulfillment.

8.02.           Effect of Termination.  If this Agreement is terminated as provided in Section 8.01, this Agreement will become null and void (except that the provisions of Sections 8.02, 10.04, 10.05, 10.06 and 10.07 will survive any termination of this Agreement), and there will be no liability on the part of any party or any of their affiliates; provided that nothing in this Agreement will relieve any party from any liability or obligation with respect to any breach of this Agreement prior to such termination.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

9.01.           Survival.  The representations and warranties of the parties herein contained shall survive for a two year period commencing on the Closing Date, except with respect to (i) Sections 2.13, 2.15, 2.17 and 2.18, which shall survive for the applicable statute of limitations and (ii) Sections 2.02 and 2.04, which shall survive without limitation.  No investigation by any party or on any party’s behalf heretofore or hereafter conducted shall affect the representations, warranties or covenants of the other party set forth in this Agreement.

9.02.           Indemnification.    Seller shall indemnify and hold harmless the Buyer, Ampal and their respective subsidiaries, affiliates, officers, directors, employees and agents, from and against any claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees) (the “Losses”), arising out of or resulting from any breach, misrepresentation or omission of the representations and warranties, or any non-fulfillment of any covenant or agreement, by Seller hereunder.  Seller agrees to indemnify, defend and hold harmless the Buyer, Ampal and their respective direct and indirect subsidiaries, affiliates, officers, directors, employees and agents (“Buyer Indemnified Parties”) from and against any Losses arising out of or resulting from the imposition, assessment or assertion of any Tax, including those incurred in the contest of good faith in appropriate proceedings relating to the imposition, assessment or assertion of any Tax, in each case with respect to any pre-Closing period and incurred or suffered by any Buyer Indemnified Party; provided, that Seller shall have no liability for any Loss reflected as a liability or reserve for Taxes on the Financial Statements.  Buyer shall indemnify and hold harmless Seller and his affiliates (including their officers, directors, employees and agents), from and against any Losses arising out of or resulting from any breach, misrepresentation or omission of the representations and warranties, or any non-fulfillment of any covenant or agreement, by Buyer hereunder.

9.03.           Procedure for Indemnification.  a)  If any party shall claim indemnification (the “Indemnified Party”) hereunder for any claim other than a third party claim, the Indemnified Party shall promptly give written notice to the other party from whom indemnification is sought (the “Indemnifying Party”) of the nature of the claim in detail and amount of the claim.  If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party (a “Third-Party Claim”), the Indemnified Party shall promptly give written notice (a “Third-Party Notice”) to the Indemnifying Party of the basis for such claim or demand, setting forth the nature of the claim or demand in detail and the amount of the claim within 60 days after it obtains knowledge of such Third Party Claim; provided that the failure to give a Third-Party Notice within such 60-day period shall not affect the indemnification provided hereunder except to the extent the Indemnified Party shall be prejudiced thereby.

 (b)           In the event that an Indemnifying Party which receives notice of an indemnification claim (other than Third Party Claims) contests its liability for such indemnification claim, such party shall send written notice to the Indemnified Party of its dispute of indemnification within 10 business days thereof.  If the parties are unable to resolve such dispute of indemnification within 20 days after the date of the notice of dispute, the Indemnified Party may bring an action against the Indemnifying Party to enforce such indemnification claim.

 (c)           The Indemnifying Party shall have the right to defend at its own cost and through counsel of its own choosing, any Third Party Claim.  In the event the Indemnifying Party undertakes to defend any such Third Party Claim, it shall promptly (and in any event, no later than fifteen (15) days after receipt of a Third-Party Notice) notify the Indemnified Party in writing of its intention to do so.  The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense of such Third Party Claim.  After the assumption of the defense by the Indemnifying Party, the Indemnified Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnifying Party, in connection with such defense, but the Indemnified Party may participate in such defense at its own expense.  No settlement of a Third-Party Claim defended by the Indemnifying Party shall be made without the written consent of the Indemnified Party, such consent not to be unreasonably withheld.  No settlement of a Third-Party Claim shall be made by the Indemnified Party without the written consent of the Indemnifying Party.  The Indemnifying Party shall not, except with the written consent of the Indemnified Party, consent to the entry of a judgment or settlement of a Third-Party Claim which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Third-Party Claim.

 (d)           The provisions of this Article IX shall govern any right of indemnification granted by any provisions of this Agreement.

 (e)           Payment of any final determined amount of liability shall be made by the Indemnifying Party to the Indemnified Party within five days of the date of notice from the Indemnified Party to the Indemnifying Party that such amount is due.

9.04.           Limits on Indemnification.  Each party’s obligation for Losses hereunder shall be subject to the following limitations or exceptions:

 (a)           Indemnity Deductible.  An Indemnifying Party shall have no liability under Article IX until the aggregate amount of all Losses for which such Indemnifying Party would be liable exceeds 5% (five percent) of the Final Purchase Price, in which event such Indemnifying Party shall be liable for the total amount of all Losses incurred by the Indemnified Party, subject to Sections 9.03(b) and 9.03(c).

 (b)           Limitation of Liability.  Except as provided in Section 9.03(c), the maximum aggregate amount of Losses payable by an Indemnifying Party to an Indemnified Party hereunder shall not exceed the Final Purchase Price.

ARTICLE X

MISCELLANEOUS

10.01.           Entire Agreement.  This Agreement (including the Disclosure Letter annexed hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof.  Notwithstanding the foregoing, nothing in this Agreement (including the Disclosure Letter annexed hereto) shall be deemed to expand or restrict the rights of any party hereto under the securities laws of any jurisdiction to the extent such laws are applicable to the transactions contemplated hereby.

10.02.           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party (which may be withheld in its sole discretion), except that Buyer may, at its election, assign this Agreement to any direct or indirect subsidiary of Buyer.

10.03.           Modification and Waiver.  No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

10.04.           Expenses.  Except as otherwise provided herein, Seller and Buyer shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

10.05.           Notices.  Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be deemed to have been duly given (a) upon receipt if delivery is in person, by electronic facsimile transmission (provided a copy is concurrently mailed in accordance with clause (b) below), or by overnight courier, and (b) three days after mailing if delivery is by certified mail, return receipt requested postage prepaid, in each case addressed as follows: (i) if to Seller, to Yosef A. Maiman, 10 Abba Eban St., Herzliya 446733, Israel, with a copy to Eldad Firon, Adv., 16 Abba Hillel Silver St. Ramat Gan 52506 ; and (ii) if to Buyer to Gadot Chemicals Tankers & Terminals Ltd., 10 Abba Eban St., Herzliya, Israel 46733, Attention: Mr. Erez Meltzer, with a copy to Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY  10104, Telecopy: (212) 541-4630, Attention: Kenneth L. Henderson, Esq.; or at such other address for a party as shall be specified by like notice.

10.06.           Governing Law.  This Agreement will be governed by the laws of the State of Israel.  The parties agree that any proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought in a court located in Tel Aviv, Israel.

10.07.           Public Announcements.  Neither party shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as may be required by applicable law.

10.08.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

10.09.           Severability; Enforcement.  Any term or provision of this Agreement that is held invalid or unenforceable in any jurisdiction by a court of competent jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be held unenforceable by a court of competent jurisdiction, such provision shall be interpreted to be only so broad as is enforceable.

10.10.           Exhibits and Disclosure Letter.  The Disclosure Letter and the Exhibits hereto are hereby incorporated herein and shall be made a part hereof.

10.11.           No Party Deemed the Drafting Party.  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

SELLER: /s/ Yosef A. Maiman Yosef A. Maiman BUYER: Gadot Chemicals Tankers & Terminals Ltd. By:/s/ Erez Meltzer /s/ Irit Eluz Name: Erez Meltzer Irit Eluz Title: Vice Chairman, CEO Director